Exhibit 23.3

KPMG LLP Audit 15 Canada Square London E14 5GL United Kingdom	Tel +44 (0) 20 7311 1000 Fax +44 (0) 20 7311 3311

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-198768 and 333-201327) of Walgreens Boots Alliance, Inc. of our report dated July 16, 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at May 31, 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity and cash flows for the year ended May 31, 2014 and ten months ended May 31, 2013, not included herein, which report appears in the August 31, 2015 annual report on Form 10-K of Walgreens Boots Alliance, Inc.

/s/ KPMG LLP
London, United Kingdom
October 28, 2015

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
Registered in England No OC301540 Registered office: 15 Canada Square, London, E14 5GL For full details of our professional regulation please refer to ‘Regulatory Information’ under ‘About/About KPMG’ at www.kpmg.com/uk